Exhibit 99.1

Outlook Therapeutics Announces Agreements to Streamline Capital Structure
and Regain 100% Ownership of Any Future Net Profits for ONS-5010

CRANBURY, N.J., January 28, 2020 — Outlook Therapeutics, Inc. (NASDAQ: OTLK) (the “Company”), a late clinical-stage biopharmaceutical company working to develop the first FDA-approved ophthalmic formulation of bevacizumab for use in retinal indications, today announced that it has entered into agreements with BioLexis Pte. Ltd. (“BioLexis”), its largest stockholder, and MTTR, LLC (“MTTR”), its development partner for ONS-5010, to better align the interests of all parties with the Company’s common stockholders and support the continued development of ONS-5010.

“I want to thank the BioLexis and MTTR teams for working with the Company to restructure their arrangements with Outlook Therapeutics in order to fully align with the interests of all stockholders. All investors in the Company and in our ONS-5010 program will now benefit from the same milestones. We believe that simplifying the Company’s capital structure and removing MTTR’s rights to potential future royalties for ONS-5010 make an investment in our company more attractive,” said Lawrence A. Kenyon, President, Chief Executive Officer and Chief Financial Officer. “Our Phase 3 development program for ONS-5010 continues to advance in 2020 with NORSE 2 actively enrolling patients. Looking towards our next milestone, we plan to announce a readout of the topline results from our first study, NORSE 1, in the third quarter of calendar year 2020. We believe that the ONS-5010 program remains on track with our goal of a commercial launch in 2022.”

MTTR Strategic Partnership Agreement

On January 27, 2020, the Company and MTTR executed a termination agreement and mutual release providing for termination of the existing current strategic partnership agreement between the Company and MTTR, thereby eliminating any rights that MTTR had to potential future royalty payments based on net proceeds from licensing arrangements and future net sales of ONS-5010. In exchange, the Company agreed to issue an aggregate of approximately 7.2 million shares of common stock to the four principals at MTTR, subject to approval by the Company’s stockholders, and the Company entered into consulting agreements directly with each of the four MTTR principals setting out the terms of their respective compensation arrangements and transfer restrictions and repurchase rights that will apply to the shares when issued. The termination agreement and mutual release and the consulting agreements will be effective upon stockholder approval of the share issuance. Terry Dagnon and Jeff Evanson will continue to operate in their roles as Chief Operating Officer and Chief Commercial Officer, respectively, and Dr. Mark Humayun will continue in his role as Medical Advisor. The Company intends to seek the requisite stockholder approval to issue the shares of common stock at its 2020 Annual Meeting of Stockholders to be held on March 19, 2020. With the termination of the existing MTTR strategic partnership agreement, the Company will own 100% of any potential licensing proceeds or net sales that may be generated from ONS-5010.

Series A-1 Convertible Preferred Stock Amendment

On January 27, 2020, the Company entered into an agreement with BioLexis whereby the Company agreed to seek stockholder approval to amend the terms of its outstanding Series A-1 convertible preferred stock (the “Series A-1 Preferred”) in exchange for BioLexis’ agreement to convert all of its 68,112 shares of Series A-1 Preferred outstanding promptly after such terms are amended. The proposed amendment of the Series A-1 Preferred will, if approved, increase the conversion rate to approximately $431.03 per share and would result in 29,358,621 shares issuable upon conversion of the 68,112 shares of Series A-1 Preferred outstanding. The proposed terms also clarify that while the Series A-1 Preferred vote on an as-converted basis, for voting purposes the Series A-1 Preferred will use a modified conversion rate tied to the “Minimum Price” on January 27, 2020 in order to comply with applicable Nasdaq rules. The Company intends to seek the requisite stockholder approval to amend the terms of the Series A-1 Preferred and issue the shares of common stock upon conversion thereof pursuant to the amended terms at its 2020 Annual Meeting of Stockholders to be held on March 19, 2020. In connection with this Agreement, BioLexis has agreed to promptly convert the Series A-1 Preferred to common stock following the effectiveness of the amendment of the Series A-1 Preferred. The amendment of the Series A-1 Preferred and subsequent conversion thereof continues the Company’s efforts to eliminate outstanding securities with preferential redemption features, dividend payments and other rights not available to common stockholders.

BioLexis Warrant Amendment and Cash Exercise

On January 27, 2020, the Company and BioLexis agreed to reduce the exercise price to $0.232 per share on warrants to acquire 4,657,852 shares of common stock held by BioLexis in exchange for BioLexis’ agreement to promptly exercise such warrants for cash. The warrant exercise will result in cash proceeds to the Company of $1,080,682. This warrant amendment and cash exercise completes the Company’s efforts begun in December 2019 to significantly reduce its outstanding warrants. Upon completion of the exercise of these warrants, the Company will have remaining warrants outstanding exercisable for approximately 0.9 million shares of common stock.

Other material terms related to the MTTR termination agreement and mutual release and consulting agreements, the proposed amendment of the terms of the Series A-1 Preferred, and the amendment of the BioLexis warrants can be found in the Company’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission. Additionally, the Company intends to file a proxy statement with the Securities and Exchange Commission for its 2020 Annual Meeting of Stockholders, pursuant to which it will seek stockholder approval of the issuance of shares of common stock to the MTTR principals, the amendment of the terms of the Series A-1 Preferred and the issuance of the shares of common stock upon conversion thereof pursuant to the amended terms, along with election of directors and other items to be set forth therein.

Important Additional Information Will be Filed with the SEC

This communication may be deemed to be solicitation material.  The Company intends to file a proxy statement for the 2020 Annual Meeting of Stockholders with the SEC, which will be mailed to stockholders.  The Company may file other documents with the SEC in connection with the 2020 Annual Meeting and the proposed transactions. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTIONS, THE 2020 ANNUAL MEETING OF STOCKHOLDERS AND RELATED MATTERS. Investors and stockholders may obtain free copies of the documents filed with the SEC through the website maintained by the SEC at www.sec.gov or at the Company’s website at www.outlooktherapeutics.com. Investors and stockholders may also obtain free copies of the documents filed by the Company with the SEC by contacting the Company by mail at Outlook Therapeutics, Inc., 7 Clarke Drive, Cranbury, NJ 08512, Attention: Corporate Secretary. Investors and stockholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transactions.

Participants in the Solicitation

Outlook Therapeutics, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transactions described above. Information regarding the interests of the directors and executive officers in the proposed transactions will be included in the proxy statement that Outlook Therapeutics, Inc. intends to file for its 2020 Annual Meeting of Stockholders. These documents are available free of charge from the sources indicated above.

About Outlook Therapeutics, Inc.

Outlook Therapeutics is a late clinical-stage biopharmaceutical company working to develop the first FDA-approved ophthalmic formulation of bevacizumab for use in retinal indications, including wet AMD, DME and BRVO. If ONS-5010, its investigational ophthalmic formulation of bevacizumab, is approved, Outlook Therapeutics expects to commercialize it as the first and only on-label approved ophthalmic formulation of bevacizumab for use in treating retinal diseases in the United States, Europe, Japan and other markets. Outlook Therapeutics is listed on the Nasdaq Capital Market (NASDAQ: OTLK). For more information, please visit www.outlooktherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. These include statements about the expected effects of the Company’s agreements with MTTR and BioLexis and alignment of stockholder interests, including the ability to make the Company a more attractive investment, announcement of topline data for NORSE 1 and NORSE 2, plans for timing of commercial launch of ONS-5010, plans for seeking regulatory approval for ONS-5010, and the ability to obtain the necessary stockholder approvals at its 2020 Annual Meeting. Although the Company believes that it has a reasonable basis for forward-looking statements contained herein, they are based on current expectations about future events affecting the Company and are subject to risks, uncertainties and factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control. These risk factors include those risks associated with developing pharmaceutical product candidates, risks of conducting clinical trials and risks in obtaining necessary regulatory approvals, risks of obtaining stockholder approvals, as well as those risks detailed in the Company’s filings with the Securities and Exchange Commission. These risks may cause actual results to differ materially from those expressed or implied by forward-looking statements in this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

CONTACTS:

Outlook Therapeutics:
Lawrence A. Kenyon

Chief Executive Officer and Chief Financial Officer
LawrenceKenyon@outlooktherapeutics.com

Media Inquiries:

Emmie Twombly

Media Relations Specialist

LaVoie Health Science

M: 857.389.6042

etwombly@lavoiehealthscience.com

Investor Inquiries:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com

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